Exhibit (2)
INDEPENDENT AUDITORS’ CONSENT
We consent to the incorporation by reference in Registration Statements Nos. 33-76074 and 333-112298 of our report dated February 5, 2010, relating to the consolidated balance sheets of Hydro-Québec as at December 31, 2009 and 2008, and the consolidated statements of operations, retained earnings, cash flows and comprehensive income for each of the years in the three-year period ended December 31, 2009 appearing in the Annual Report on Form 18-K of Hydro-Québec for the year ended December 31, 2009.

/s/ KPMG LLP KPMG LLP Chartered Accountants Montréal, Québec	/s/ Ernst & Young LLP Ernst & Young LLP Chartered Accountants Montréal, Québec
May 6, 2010